CoreSite Reports Third-Quarter 2018 Financial Results Reflecting
Revenue Growth of 13.1% Year over Year

DENVER, CO – October 25, 2018 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the third quarter ended September 30, 2018.

Quarterly Highlights

•	Third-quarter total operating revenues were $139.2 million, a 13.1% increase year over year
•	Third-quarter net income per diluted share was $0.52, a 13.0% increase year over year
•	Third-quarter funds from operations (“FFO”) was $1.25 per diluted share and unit, a 13.6% increase year over year
•	Commenced 36,576 net rentable square feet (NRSF) of new and expansion leases representing $5.9 million of annualized GAAP rent at an average rate of $160 per square foot
•	Renewed leases with annualized GAAP rent of $16.2 million, with rent growth of 3.2% on a cash basis and 5.8% on a GAAP basis, and recorded rental churn of 2.5% in the third quarter
•	Executed 120 new and expansion data center leases for 31,330 NRSF, representing $6.1 million of net annualized GAAP rent at an average rate of $193 per square foot

“We continue to execute our core business strategy focused on high-value customer deployments, which favor direct interconnection to networks and cloud on-ramps. We are expanding our customer ecosystem and benefiting from strong organic growth,” said Paul Szurek, CoreSite’s Chief Executive Officer. “Our core retail colocation business continued its consistent leasing performance at good pricing,  acquiring valuable new logos and expanding with key strategic customers and we made good progress on construction and development activities which will strengthen our scale leasing to edge deployments over the next eighteen months.”

Financial Results

CoreSite’s net income attributable to common shares was $18.6 million, or $0.52 per diluted share, for the three months ended September 30, 2018, compared to $15.8 million, or $0.46 per diluted share, for the three months ended September 30, 2017.  Net income per diluted share decreased 8.8% on a sequential-quarter basis,  primarily reflecting seasonally higher property operating and power expenses and depreciation and amortization expense.

CoreSite’s FFO per diluted share and unit was $1.25 for the three months ended September 30, 2018, an increase of 13.6% compared to $1.10 per diluted share and unit for the three months ended September 30, 2017. FFO per diluted share and unit decreased 2.3% on a sequential-quarter basis,  again reflecting the seasonally higher property operating and power expenses mentioned above.

Total operating revenues for the three months ended September 30, 2018, were $139.2 million, a 13.1% increase year over year and an increase of 2.0% on a sequential-quarter basis.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Commencements and Renewals

CoreSite’s third-quarter data center lease commencements totaled 36,576 NRSF at a weighted average GAAP rental rate of $160 per NRSF, which represents $5.9 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the third quarter totaled $16.2 million in annualized GAAP rent, comprised of 97,682 NRSF at a weighted-average GAAP rental rate of $166 per NRSF, a 3.2% increase in rent on a cash basis and a 5.8% increase on a GAAP basis. The third-quarter rental churn rate was 2.5%.

As a result of renewals and growth in interconnection and power revenues, monthly recurring revenue per cabinet equivalent increased 7.0% over the prior-year period.

Sales Activity

CoreSite executed 120 new and expansion data center leases representing $6.1 million of net annualized GAAP rent during the third quarter, comprised of 31,330 NRSF at a weighted-average GAAP rental rate of $193 per NRSF.

Development Activity

As of September 30, 2018,  CoreSite had a total of 160,591 square feet of turn-key data center capacity under construction and had spent $100.7 million of the estimated $281.8 million required to complete the projects, which consist of the following.

Los Angeles – CoreSite had 28,191 square feet of turn-key data center capacity under construction at LA2, which capacity is 100% pre-leased. As of the end of the third quarter, CoreSite had incurred $0.4 million of the estimated $21.0 million required to complete the project and expects to complete construction during the second quarter of 2019.

Reston – CoreSite had 49,837 square feet of turn-key data center capacity under construction at VA3 (Phase 1B), inclusive of 9,837 square feet of an infrastructure building to support this phase of the data center campus. As of the end of the third quarter, CoreSite had incurred $56.7 million of the estimated $110.0 million required to complete VA3 Phase 1B and the related portion of the infrastructure building, and expects to complete construction in the first quarter of 2019.

Washington D.C. – CoreSite had 24,563 square feet of turn-key data center capacity under construction at DC2. As of the end of the third quarter, CoreSite had spent $16.7 million of the estimated $22.0 million required to complete the project, and expects to complete development in the fourth quarter of 2018.

Santa Clara – CoreSite had 58,000 square feet of turn-key data center capacity under construction which represents the first phase of SV8. As of September 30, 2018, CoreSite had incurred $25.3 million of the estimated $127.0 million required to complete this phase of development and expects to complete construction in the third quarter of 2019.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Balance Sheet and Liquidity

As of September 30, 2018, CoreSite had net principal debt outstanding of $1,074.2 million, correlating to 3.6 times third-quarter annualized adjusted EBITDA.

As of the end of the third quarter, CoreSite had $295.9 million of total liquidity, consisting of available cash and capacity on its revolving credit facility.

Dividend

On August 31, 2018,  CoreSite announced a dividend of $1.03 per share of common stock and common stock equivalents for the third quarter of 2018. The third-quarter dividend was paid on October 15, 2018, to shareholders of record on September 28, 2018.

2018 Guidance

CoreSite is maintaining its 2018 guidance of net income attributable to common shares in the range of $2.12 to $2.20 per diluted share.  In addition, CoreSite is maintaining its guidance of FFO per diluted share and unit in the range of $5.00 to $5.08,  with the difference between net income and FFO being real estate depreciation and amortization.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite management will participate in Nareit’s REITWorld Annual Conference from November 7-9, 2018, at the San Francisco Marriott Marquis in San Francisco, CA.

Conference Call Details

CoreSite will host a conference call on October 25, 2018, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until November 8, 2018, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13683401.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

© 2018, CoreSite, L.L.C. All Rights Reserved.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,350 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Jeff Finnin

Chief Financial Officer

+1 303.222.7276
InvestorRelations@CoreSite.com

© 2018, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands, except per share data)

	September 30,	December 31,
	2018	2017 (1)
Assets:
Investments in real estate:
Land	$97,636	$97,258
Buildings and improvements	1,701,832	1,561,056
	1,799,468	1,658,314
Less: Accumulated depreciation and amortization	(560,650)	(473,141)
Net investment in operating properties	1,238,818	1,185,173
Construction in progress	199,776	162,903
Net investments in real estate	1,438,594	1,348,076
Operating lease right-of-use assets	194,732	92,984
Cash and cash equivalents	5,306	5,247
Accounts and other receivables, net	24,458	28,875
Lease intangibles, net	7,578	6,314
Goodwill	40,646	40,646
Other assets, net	106,906	103,501
Total assets	$1,818,220	$1,625,643

Liabilities and equity:
Liabilities
Debt, net	$1,073,479	$939,570
Operating lease liabilities	204,424	102,912
Accounts payable and accrued expenses	88,232	77,170
Accrued dividends and distributions	51,840	48,976
Acquired below-market lease contracts, net	2,954	3,504
Unearned revenue, prepaid rent and other liabilities	33,666	34,867
Total liabilities	1,454,595	1,206,999

Stockholders' equity
Common stock, par value $0.01	363	338
Additional paid-in capital	487,848	457,495
Accumulated other comprehensive income	1,758	753
Distributions in excess of net income	(226,184)	(177,566)
Total stockholders' equity	263,785	281,020
Noncontrolling interests	99,840	137,624
Total equity	363,625	418,644
Total liabilities and equity	$1,818,220	$1,625,643

(1) Adoption of the new lease accounting standard required that we adjust the consolidated balance sheet as of December 31, 2017, to include the recognition of additional right-of-use assets and lease liabilities for operating leases. See our SEC filings for additional information.

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© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Operating revenues:
Data center revenue:
Rental, power, and related revenue	$118,590	$116,147	$103,952	$344,745	$300,932
Interconnection revenue	17,701	17,422	16,201	51,683	46,038
Total data center revenue	136,291	133,569	120,153	396,428	346,970
Office, light-industrial and other revenue	2,889	2,878	2,915	8,818	8,905
Total operating revenues	139,180	136,447	123,068	405,246	355,875

Operating expenses:
Property operating and maintenance	41,161	37,861	37,091	112,870	98,098
Real estate taxes and insurance	4,699	4,693	2,622	14,329	10,950
Depreciation and amortization	36,264	35,558	32,077	105,598	96,622
Sales and marketing	5,180	5,369	4,643	15,629	13,560
General and administrative	10,074	10,297	9,759	29,556	27,391
Rent	7,329	6,547	6,077	20,276	17,970
Transaction costs	—	19	—	75	139
Total operating expenses	104,707	100,344	92,269	298,333	264,730
Operating income	34,473	36,103	30,799	106,913	91,145
Interest expense	(9,433)	(8,907)	(6,447)	(26,078)	(17,512)
Income before income taxes	25,040	27,196	24,352	80,835	73,633
Income tax (expense) benefit	(20)	83	(64)	30	(150)
Net income	25,020	27,279	24,288	80,865	73,483
Net income attributable to noncontrolling interests	6,420	7,890	6,446	22,574	19,537
Net income attributable to CoreSite Realty Corporation	18,600	19,389	17,842	58,291	53,946
Preferred stock dividends	—	—	(2,084)	—	(6,253)
Net income attributable to common shares	$18,600	$19,389	$15,758	$58,291	$47,693

Net income per share attributable to common shares:
Basic	$0.52	$0.57	$0.47	$1.69	$1.41
Diluted	$0.52	$0.57	$0.46	$1.68	$1.40

Weighted average common shares outstanding:
Basic	35,512,091	34,049,391	33,878,881	34,504,790	33,758,971
Diluted	35,721,478	34,220,321	34,114,169	34,693,835	34,033,842

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Net income	$25,020	$27,279	$24,288	$80,865	$73,483
Real estate depreciation and amortization	34,928	34,245	30,727	101,605	92,635
FFO	$59,948	$61,524	$55,015	$182,470	$166,118
Preferred stock dividends	—	—	(2,084)	—	(6,253)
FFO available to common shareholders and OP unit holders	$59,948	$61,524	$52,931	$182,470	$159,865

Weighted average common shares outstanding - diluted	35,721	34,220	34,114	34,694	34,034
Weighted average OP units outstanding - diluted	12,378	13,829	13,838	13,342	13,846
Total weighted average shares and units outstanding - diluted	48,099	48,049	47,952	48,036	47,880

FFO per common share and OP unit - diluted	$1.25	$1.28	$1.10	$3.80	$3.34

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, by excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that investors use FFO as a basis to compare our operating performance with that of other REITs. However, the utility of FFO as a measure of our performance is limited because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA:
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Net income	$25,020	$27,279	$24,288	$80,865	$73,483
Adjustments:
Interest expense	9,433	8,907	6,447	26,078	17,512
Income taxes	20	(83)	64	(30)	150
Depreciation and amortization	36,264	35,558	32,077	105,598	96,622
EBITDAre	$70,737	$71,661	$62,876	$212,511	$187,767
Non-cash compensation	3,052	3,186	2,374	8,864	6,545
Transaction costs / litigation	3	26	—	168	139
Adjusted EBITDA	$73,792	$74,873	$65,250	$221,543	$194,451

EBITDAre is calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). EBITDAre is defined as earnings before interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense to EBITDAre as well as adjusting for the impact of other impairment charges, gains or losses from sales of undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDAre and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDAre and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDAre and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2018, CoreSite, L.L.C. All Rights Reserved.